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                                                                    Exhibit 99.1

Dennis E. Valentine                           The Investor Relations Group
Chief Financial Officer                       Kathryn McNeil/Dian Griesel, Ph.D
Phone: 760-602-3292                           Phone: 212-825-3210

FOR IMMEDIATE RELEASE

JMAR SIGNS DEFINITIVE AGREEMENT TO ACQUIRE THE LXT GROUP

San Diego CA - September 8, 2004 - JMAR Technologies, Inc. (NASDAQ: JMAR) has signed a binding agreement to acquire The LXT Group. The acquisition is expected to close in January 2005. The two companies formed an alliance in June 2004 initiating the joint development of BioSentry(TM), a laser-based, early-warning system to detect microorganisms in water supplies.

"This acquisition is an important step in JMAR's business expansion process," commented Ronald A. Walrod, CEO of JMAR Technologies. "We are pleased that Greg Quist and David Drake, the LXT founders, will become part of our team. The integration of LXT and its founders' knowledge and expertise will provide an invaluable resource to JMAR yielding increased shareholder value for years to come."

LXT brings to JMAR more than forty years combined experience in the water industry, including multiple projects involving water testing and security systems. LXT is also a pioneer in adapting light-scattering technologies that can detect and classify waterborne pathogens.

The integration of LXT's technology and JMAR's laser science and engineering expertise and business infrastructure facilitated the accelerated development of BioSentry(TM), an important new product for the bottling, utility and security industries. The first units are expected to be in the field in early 2005, followed by production ramp-up.

The agreement calls for the purchase of all of the assets of LXT for $125,000 in cash, cancellation of $125,000 in promissory notes held by the two principals of LXT in favor of JMAR, and 180,000 shares of JMAR common stock, with future payment rights based on future sales of BioSentry(TM) products.

About JMAR:

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to provide support for the U.S. Government's Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotech, bioscience and

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semiconductor industries with its Britelight(TM) laser; Compact X-ray Light
Source; X-ray Microscope - for 3D visualization of single cells and polymers and its X-ray Nano Probe - enabling interaction, analysis and modification at the nano-scale. JMAR also maintains strategic alliances for the development of BioSentry(TM) and READ - biological and chemical sensors for homeland security, environmental and utility infrastructure industries.

This news release contains certain "forward-looking statements." Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including delays in completion of the BioSentry prototypes and transition to production units, the risk that the acquisition of The LXT Group will not occur due to failure to achieve agreed upon development milestones or budgeted costs, the possibility of infringement of issued patents, the failure of the BioSentry technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the market, cost and margins, failure to obtain market acceptance, current or future government regulations affecting the use of BioSentry products, the lack of availability of critical components, the degree of protection from future patents, and other unforeseen issues involved in the development or acquisition of new products or technologies and other risks detailed in the Company's 2003 Form 10-K filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.